Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
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KRAFT FOODS DETAILS STRONG 2011 OPERATING RESULTS

AND UPDATES PLANS TO CREATE TWO WORLD-CLASS COMPANIES

On-Track to Continue to Deliver Top-Tier Performance

and Complete Separation before Year-End

BOCA RATON, Fla. – Feb. 21, 2012 – At the Consumer Analyst Group of New York (CAGNY) conference today, executives of Kraft Foods (NYSE: KFT) reviewed the company’s 2011 results and updated its plans to create two world-class companies later this year.

“We delivered in 2011, and we’ll deliver again in 2012,” said Irene Rosenfeld, Chairman and CEO. “Our strong operating momentum provides a solid springboard as we prepare to launch two industry-leading public companies later this year.”

Driving Sustainable Top-Tier Growth

All three of Kraft’s regions – Europe, Developing Markets and North America – are benefiting from a virtuous cycle of growth. In 2011, net revenues grew 10.5 percent globally. Focused investments in Power Brands, up 8 percent, drove Organic Net Revenue1 growth of 6.6 percent.

Rosenfeld highlighted impressive growth in Developing Markets, where net revenues rose 16.2 percent. Power Brands grew 17 percent, driving Organic Net Revenue growth of 11.2 percent. Within Kraft Foods Europe, net revenues also grew strongly, up 14.9 percent. Power Brands grew 7 percent, fueling Organic Net Revenue growth of 4.6 percent – an eighth consecutive quarter of growth, despite the Eurozone crisis.

The virtuous cycle is also driving strong bottom-line performance. As announced earlier today, Kraft Foods delivered diluted earnings per share of $1.99 in 2011. Operating EPS1 was $2.29, which was up 13 percent, or 10 percent on a constant currency basis, from $2.02 last year. This improvement was driven primarily by operating gains of 25 cents.

Productivity improvements in procurement and manufacturing, integration synergies and overhead savings also generated cash to continue investments in innovation, quality and marketing. Globally, advertising and consumer spending increased about $250 million versus the prior year, while new products accounted for more than 10 percent of the company’s revenues, up from 9 percent in 2010.

[1]	Please see discussion of Non-GAAP financial measures at the end of this press release.

Building on Success in North America

North America President Tony Vernon, who will become CEO of the grocery company following the separation, said net revenues grew 5.1 percent in this region last year. Focused investments in Power Brands drove Organic Net Revenue1 growth of 4.8 percent. This performance outpaced most peers and drove Kraft’s categories faster than the industry average. Higher revenue, coupled with improved productivity and lower overheads, provided the funds to continue investing in effective marketing and successful innovation. For example, new product revenue rose to 9 percent of total North America sales last year, up from 6.5 percent in 2009.

“Our momentum is palpable,” Vernon said. “We have tremendous opportunities ahead to drive industry-leading results. With the foundation we’re laying now, both our grocery and snack businesses will be well-positioned for success as stand-alone operations.”

Top-Tier Financial Performance Expected to Continue

Citing excellent progress in the integration of Cadbury, CFO Dave Brearton said the company has already generated about $400 million in revenue synergies to date, which is on track to reach the company’s goal of $1 billion. Concurrently, Kraft has already captured more than 80 percent of its targeted $750 million in annual cost synergies. In fact, based on the gains to date, the company now expects to deliver approximately $800 million in cost synergies by year-end, exceeding the original target and doing so about one year ahead of schedule.

“Despite the additional activities to ready each business for independence, we’re confident that the strong momentum of our base businesses will allow us to deliver another year of top-tier performance,” Brearton said. For 2012, the company expects Organic Net Revenue growth of approximately 5 percent. Operating EPS1 is expected to grow at least 9 percent on a constant currency basis, despite higher pension and tax costs.

Brearton also said that the company will incur one-time restructuring, transition and transaction costs of $1.6 billion to $1.8 billion as it prepares to separate into two companies later this year. In addition, the company estimates that it may incur between $400 million and $800 million of potential debt breakage and financing fees as it executes a migration of debt to the North American grocery company. Brearton underscored that both companies will be investment-grade with access to commercial paper.

[1]	Please see discussion of Non-GAAP financial measures at the end of this press release.

The Path to Successful Separation

Concluding the presentation, Rosenfeld said that Kraft’s operating momentum will enable the company to execute the separation of its businesses from a position of great strength.

The North American grocery company, with roughly $18 billion in sales, will retain the Kraft Foods name and be a major force in the industry. By growing with its categories and capturing significant cost savings opportunities, the business is expected to deliver strong margins and substantial free cash flow with a highly competitive dividend payout.

The global snacks company, whose proposed name will be announced in March, will have sales of about $35 billion. With a diverse geographical profile and significant exposure to high-growth Developing Markets, it is expected to deliver strong revenue growth and top-tier earnings growth while paying a modest dividend.

Until the companies separate later this year, Kraft Foods will continue to report as one company. It expects to file its initial Form 10 with historical carve-out financials early in the second quarter and receive tax rulings from the U.S. Internal Revenue Service around the middle of the year. Organizational structures and personnel decisions will be finalized by mid-year, so that both companies can hit the ground running when they launch before the end of 2012. Just prior to the spinoff, separate investor events for each company will be held.

Kraft Foods’ presentation was accompanied by slides. Access to a replay of the CAGNY webcast with accompanying slides is available at www.kraftfoodscompany.com.

ABOUT KRAFT FOODS

Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2011 revenue of $54.4 billion. Twelve of the company’s iconic brands – Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia, Tang and Trident – generate revenue of more than $1 billion annually. On Aug. 4, 2011, Kraft Foods announced plans to divide and create two independent public companies: a high-growth global snacks business and a high-margin North American grocery business. The transaction is expected to be completed before the end of 2012. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit www.kraftfoodscompany.com and www.facebook.com/kraftfoodscorporate.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as “continue,” “expect,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, expectations to deliver in 2012; operating momentum; opportunities to drive industry-leading results; success of grocery and snack businesses; Cadbury synergies; top-tier performance; 2012 Organic Net Revenue growth and Operating EPS; one-time costs, debt breakage fees and financing fees associated with the spinoff; expectations for the North American grocery company and for the global snacks company; and next steps related to the spinoff. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully separate the company, continued volatility of input costs, pricing actions, increased competition, continued weakness in economic conditions, risks related to operating in emerging markets and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is organic net revenues, which excludes the impacts of acquisitions, divestitures (including the Starbucks CPG business), currency and accounting calendar changes (including the 53rd week of shipments). The company uses organic net revenues and corresponding ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions, divestitures and accounting calendar changes from net revenues.

The company uses Operating EPS and Operating EPS on a constant currency basis, defined as diluted EPS attributable to Kraft Foods from continuing operations excluding costs related to: the Integration Program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees; the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation; and spin-off-related costs, including transaction fees and other costs associated with the proposed spin-off of the North American grocery business. In addition, Operating EPS on a constant currency basis excludes the year-over-year currency impact on our results. Management believes these measures better reflect earnings per share on a going-forward basis and provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and the proposed spin-off of the North American grocery business, as well as other one-time impacts from earnings per share.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the twelve months ended Dec. 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

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GAAP to Non-GAAP Reconciliation

Net Revenues to Organic Net Revenues

For the Twelve Months Ended December 31,

($ in millions, except percentages) (Unaudited)

								% Change
	As Reported (GAAP)	Impact of Divestitures (1)	Impact of Acquisitions (2)	Impact of Integration Program	Impact of Accounting Calendar Changes (3)	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)
2011
Kraft Foods North America	$25,188	$(91)	$(117)	$—	$(294)	$(136)	$24,550	5.1%	4.8%
Kraft Foods Europe	13,356	—	(201)	—	(403)	(632)	12,120	14.9%	4.6%
Kraft Foods Developing Markets	15,821	—	(379)	1	(183)	(397)	14,863	16.2%	11.2%

Kraft Foods	$54,365	$(91)	$(697)	$1	$(880)	$(1,165)	$51,533	10.5%	6.6%

2010
Kraft Foods North America	$23,966	$(547)	$—	$—	$—	$—	$23,419
Kraft Foods Europe	11,628	—	—	—	(45)	—	11,583
Kraft Foods Developing Markets	13,613	(105)	—	1	(148)	—	13,361

Kraft Foods	$49,207	$(652)	$—	$1	$(193)	$—	$48,363

(1)	Impact of divestitures includes for reporting purposes Starbucks CPG business.
(2)	Impact of acquisitions reflects the incremental January 2011 operating results from our Cadbury acquisition on February 2, 2010.
(3)	Includes the impacts of accounting calendar changes and the 53rd week of shipments in 2011.

GAAP to Non-GAAP Reconciliation

Diluted Earnings per Share to Operating EPS

For the Twelve Months Ended December 31,

(Unaudited)

									% Growth
	As Reported (GAAP)	Integration Program Costs (1)	Acquisition- Related Costs (2) and Financing Fees (3)	U.S. Health Care Legislation Impact on Deferred Taxes	Spin-off Costs (4)	Operating (Non-GAAP)	Currency	Operating Constant Fx (Non-GAAP)	As Reported EPS Growth (GAAP)	Operating EPS Growth (Non-GAAP)	Operating Constant Fx EPS Growth (Non-GAAP)
2011
Diluted EPS
- Continuing operations	$1.99	$0.28	$—	$—	$0.02	$2.29	$(0.06)	$2.23	38.2%	13.4%	10.4%
- Discontinued operations	—

- Net earnings attributable to Kraft Foods	$1.99								(16.7)%

2010
Diluted EPS
- Continuing operations	$1.44	$0.29	$0.21	$0.08	$—	$2.02	$—	$2.02
- Discontinued operations	0.95

- Net earnings attributable to Kraft Foods	$2.39

(1)

Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition. Integration Program costs were $521 million, or $497 million after-tax including certain tax costs associated with the integration of Cadbury, for the twelve months ended December 31, 2011, as compared to $657 million, or $497 million after-tax for the twelve months ended December 31, 2010.

(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.
(4)	Spin-off costs include transaction fees and other costs associated with the proposed spin-off of the North American grocery business.